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                                                                    EXHIBIT 23.2


                          CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Hickory Tech Corporation and subsidiaries for the registration of 650,000 shares of common stock and to the incorporation by reference therein of our report dated
January 30, 1998, on our audits of the consolidated financial statements of Hickory Tech Corporation and subsidiaries as of December 31, 1997 and for the years ended December 31, 1997 and 1996, which report is included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.


St. Paul, Minnesota                     OLSEN, THIELEN & CO., LTD.
May 3, 1999


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